PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

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The Dreyfus/Laurel Funds Trust
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IMPORTANT
Urgent-Action Requested

October 16, 2002

Dear Shareholder:

The final Special Meeting of Shareholders to vote on approval of the merger of Dreyfus Premier High Yield Securities Fund into Dreyfus Premier Limited Term High Income Fund is set for Monday, October 28th at 3:00 p.m. As a reminder, the purpose of this proposed reorganization is to permit Fund shareholders to participate in a larger fund that has similar investment policies and a lower expense ratio. This proposal is explained in detail in the proxy statement previously sent to you. Your Fund’s Board of Trustees recommended that Fund shareholders vote “FOR” the reorganization, believing it to be in their best interests.

A decision on this proposal requires the affirmative vote - FOR or AGAINST - of a majority of Fund shares outstanding. As the number of shares voted to date has not been sufficient to approve or defeat the proposal, the Fund has continued to solicit votes on the proposal.

Shareholders must cast their votes NOW, or risk that the requisite votes are not obtained and the proposal not conclusively decided.

Shareholders can take advantage of toll-free, touch-tone telephone voting, and in some cases, Internet voting. Enclosed is a duplicate proxy card which includes voting instructions and a postage paid return envelope for use by shareholders that have not yet voted.

Thank you for your attention to this matter. Call your Advisor or Dreyfus at 1-800-645-6561 with any questions.

A REPLY IS NECESSARY IN ORDER FOR YOUR SHARES TO BE
REPRESENTED AT THE FINAL MEETING ON OCTOBER 28, 2002